Exhibit 10.73

Sanmina-SCI FY2008 Corporate Annual G&A Short-Term Incentive Plan

Effective September 29, 2007

I.  Intent

This Short-Term Incentive Plan (the “Plan”) is intended to provide financial incentives to Plan participants.  These incentives are based on company and personal performance against financial and operational objectives.

II.  General Provisions

Base compensation (paid in accordance with local payroll practice) is separate from the incentive compensation (bonuses) participants are eligible to earn under this Plan.  Incentive compensation payable (annually) to a participating employee as set forth in this Plan, will be based on performance measured against the annual financial and operational objectives that will be effective as of the beginning of the fiscal year.

This Plan supersedes all prior and current Plans applicable to the participants of this Plan for the same Plan Period, whether verbal or written, and shall not be modified unless authorized in writing by the Compensation Committee.  The Company reserves the right to amend or terminate the Plan during the Plan Period in its sole discretion including the financial and operational objectives contained in this Plan.  While every effort will be made to hold Plan changes to a minimum, the Company reserves the right to change the Plan as deemed necessary.  Changes or modifications to the terms of incentive compensation of Executive Officers of the Company under this Plan require approval of the Compensation Committee of the Board of Directors.  Participation in this Plan is based on position within the Company and shall be determined by the Company in its sole discretion.  This Plan shall be governed interpreted and enforced in accordance with the laws of the State of California without regard to conflicts laws principles.

A participant’s level of bonus eligibility (i.e., incentive compensation stated as a percentage of base salary) will be determined by the Company and shall be based upon each Participant’s position within the Company and total targeted compensation.  Subject to the provisions of the preceding paragraph concerning Executive Officers, the Company may increase or decrease a Plan participant’s level of participation (i.e. incentive compensation stated as a percentage of base salary) at any time, including during the Plan Period.

Incentive compensation payable to Plan participants will not be considered “earned” until such time as the Plan Period ends, the participant is determined to have met the eligibility requirements set forth herein, the amount of compensation has been determined and approved by the Company, and the participant is an active employee of the Company at the time the incentive compensation is actually paid.

III. Definition of Terms

Compensation Committee – The Compensation Committee of the Company’s Board of Directors.

Executive Officer – Any persons determined by the Board of Directors to constitute an “officer” as that term is defined under Section 16 of the Securities Exchange Act and the rules and regulations promulgated there under.

Plan Period - This is the fixed time period (Fiscal Year) where sales activities and agreed upon financial and operational objectives are subject to this Plan.  The Plan Period commences at the start of the Company’s fiscal year which is currently defined as commencing on the Sunday closest to October 1 and ending on the Saturday closest to September 30.

Quantitative Targets – Revenue, operating margin, and other financial or operational targets are established before the beginning of the fiscal year as part of the Company’s planning process and selectively incorporated into the Plan.  Payout of any incentive compensation under the Plan is directly dependent on the Company’s attainment of the Quantitative Targets.  The specific Quantitative Targets for any given fiscal year as incorporated into the Plan are distributed and communicated to Plan participants separate from this document.  Modifications to these targets require the approval of the CEO.  For Executive Officers of the Company, the CEO and the Compensation Committee of the Board of Directors must approve any modification.  Attainment is determined at the end of the fiscal year and is based on actual performance against targets.

IV. Incentive Payments

Payments under the Plan are entirely subject to the degree to which the Company achieves its Quantitative Targets.  To the extent the Company fails to achieve certain minimum Quantitative Target levels, no payout will be made under the Plan.  To the extent the Company achieves performance levels that would otherwise prescribe a payout under the Plan, the payout for each individual may include: (i) a  calculated  portion payable to the participant which is based  on the Company’s performance against its Quantitative Targets (the “Corporate Portion”) and (ii) a discretionary, second portion that is payable based on an assessment of the participant’s personal, and/or their division’s performance as assessed by their respective manager (the “Individual/Division Portion”).  Accordingly, the actual bonus payable to a participant under the Plan is determined in two steps as follows:

1.     Total Eligible Payout: The Company’s actual performance at the end of the Plan Period is first measured and compared against each of the Company’s Quantitative Targets.  The earned percentages under each Quantitative Target are determined and accumulated; added, or subtracted as the case may be.  This figure, expressed as a percentage, is the Company Performance Percentage under the Plan.   If the Company Performance Percentage is equal to or less than 0%, no payout is made to any of the Plan participants for the Plan Period.

2.     Target Bonus:  Each individual’s target bonus is calculated as follows:  Bonus percentage (determined by level) multiplied by base salary

3.     Actual Bonus Payout: If the Company Performance Percentage (as defined above) is greater than 0%, the Actual Bonus Payout payable to a Plan participant is then computed as the sum of the following:

a.     Company Portion which is calculated as the product of: (i) the participant’s Target Bonus, (ii) the Company Performance Percentage and (iii) the Corporate Weighting (i.e. the percentage of a Plan Participant’s Target Bonus that is earned based solely on the Company’s attainment of the Quantitative Targets); plus

b.     Individual/Division Portion  which is calculated as the product of: (i) the participant’s Target Bonus, (ii) the Company Performance Percentage, (iii) the Personal/Division Weighting (i.e. the percentage of a Plan Participant’s Target Bonus that is earned based on management’s assessment of the personal/division performance) and (iv) management’s performance assessment.  Management’s performance assessment under this portion of the payout may range anywhere from 0%, under which no payout would be made for this portion of the bonus, up to a maximum of 120%.  An example of the foregoing is shown in Exhibit I.

V. Other

Payment of bonus - Bonus payouts, if any, are expected to be made in U.S. locations no later than by Friday, December 12, 2008; foreign locations’ payouts are based on their respective payroll provider schedule, but are to be paid as soon after December 12, 2008 as practicable.  Actual payout dates shall be in the sole discretion of the Company.

Income and payroll taxes - All bonuses paid under this Plan are subject to required payroll deductions and withholdings.

New Hires - Employees must commence employment prior to June 30th of the fiscal year to be eligible to participate in the current Plan Period.  Bonus payments may be prorated from the first day of employment, for employees hired after the beginning of the Plan Period and prior to June 30, such that bonus payments equal bonus attainment multiplied by the percentage of the Plan Period the participant was employed by the Company.

Transfer - Employees transferring from another bonus plan (e.g. Operations) into the Plan may have their bonus pro-rated from the date of transfer through the end of the Plan Period, in the manner described above.

Status Change - Employees promoted mid year from an ineligible position into an eligible position may have their bonus pro-rated from the date of promotion, in the manner described above.

Performance Improvement Plan – Employees on a Performance Improvement Plan at any time during the Plan Period  may have their bonus amount eliminated or adjusted downward at the discretion of the Company.

Leave of Absence - Employees on an approved Leave of Absence (LOA) that is greater than 100 calendar days  during the Plan Period , will have their bonus pro-rated for the LOA period (in the manner described above) unless otherwise required by law or the terms of a specific LOA policy adopted by the Company (e.g., military leaves).

Termination of Employment - Employees shall not be entitled to incentive compensation under this Plan if they are not actively employed at Sanmina-SCI when the bonus payout is to be made (if any).

Plan Interpretation - Administration and final interpretation of this Plan are the responsibility of the CEO and the Vice President of Global Compensation and Benefits.  All decisions of such persons shall be final and binding.

Approved:

/s/Joseph R. Bronson	/s/ Jure Sola
Joseph R. Bronson	Jure Sola
President and Chief Operating Officer	Chairman and Chief Executive Officer

Plan adopted July 10, 2008

EXHIBIT I:

Example Payouts

Example 1:	Bonus Eligibility: 20% of Base Salary
Bonus Weighting: 50% Corporate and 50% Personal/Division Performance
Annual Salary: 100,000
Target Bonus: 20,000 (100,000 * 20%)
Company Performance Percentage (determined at end of FY): 45%
Personal/Division Performance (determined by Manager at end of FY): 90%

Determine Company Portion:
Target Bonus * Company Performance Percentage * Corporate Weighting
20,000 *45% * 50% = 4,500
Determine Individual/Division Portion:
Target Bonus * Company Performance Percentage * Personal/Division Weighting * Personal/Division Performance)
20,000 * 50% * 45% * 90% = 4,050
Total Bonus Payable:
Company Portion + Individual/Division Portion
4,500 + 4,050 = 8,550

Example 2:	Bonus Eligibility: 20% of Base Salary
Bonus Weighting: 50% Corporate and 50% Personal/Division Performance
Annual Salary: 100,000
Target Bonus: 20,000 (100,000 * 20%)
Corporate Performance Factor (determined at end of FY): 0%

No bonus payable if the Corporate Performance Factor is equal to 0%.

Example 3:	Bonus Eligibility: 20% of Base Salary
Bonus Weighting: 50% Corporate and 50% Personal/Division Performance
Annual Salary: 100,000
Target Bonus: 20,000 (100,000 * 20%)
Company Performance Percentage (determined at end of FY): 105%
Personal/Division Performance (determined by Manager at end of FY): 120%

Determine Company Portion:
Target Bonus * Company Performance Percentage * Corporate Weighting
20,000 *105% * 50% = 10,500
Determine Individual/Division Portion:
Target Bonus * Company Performance Percentage * Personal/Division Weighting * Personal/Division Performance)
20,000 * 105% * 50% * 120% = 12,600
Total Bonus Payable:
Company Portion + Individual/Division Portion
10,500 + 12,600 = 23,100